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                                                                     Exhibit 8.1

                                   KIRKLAND & ELLIS
                   PARTNERSHIPS INCLUDING PROFESSIONAL CORPORATIONS

                               200 East Randolph Drive
                               Chicago, Illinois  60601

To Call Writer Direct:               312 861-2000                  Facsimile:
     312 861-2000                                                312 861-2200


                                    July 21, 1999


Packaging Corporation of America
1900 West Field Court
Lake Forest, Illinois 60045


          Re:  Packaging Corporation of America
               Registration Statement on Form S-4
               Registration No. 333-79511
               --------------------------

Ladies and Gentlemen:

     We are issuing this opinion letter in our capacity as special legal counsel to Packaging Corporation of America, a Delaware corporation (the "Issuer"), in connection with the proposed offer by the Issuer (the "Exchange Offer") of up to $550,000,000 in aggregate principal amount of the Issuer's 9 5/8% Series B Senior Subordinated Notes due 2009 (the "Exchange Notes") in exchange for and in replacement of the Issuer's outstanding 9 5/8% Senior Subordinated Notes due 2009 (the "Old Notes"), and up to $100,000,000 in aggregate liquidation preference of the Issuer's 12 3/8% Series B Senior Exchangeable Preferred Stock due 2010 (the "New Preferred Stock") in exchange for and in replacement of the Issuer's outstanding 12 3/8% Senior Exchangeable Preferred Stock due 2010 (the "Old Preferred Stock"), pursuant to a Registration Statement on Form S-4 (Registration No. 333-79511) originally filed with the Securities and Exchange Commission (the "Commission") on May 28, 1999, under the Securities Act of 1933, as amended (the "Act") (such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement").

     You have requested our opinion as to certain United States federal income tax consequences of the Exchange Offer. In preparing our opinion, we have reviewed and relied upon the Issuer's Registration Statement and such other documents as we have deemed necessary.

     On the basis of the foregoing, it is our opinion that the exchange of the Old Notes for the Exchange Notes, and the exchange of the Old Preferred Stock for the New Preferred Stock pursuant to the Exchange Offer will not be treated as an "exchange" for United States federal income tax purposes.

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                                   KIRKLAND & ELLIS


Packaging Corporation of America
July 21, 1999
Page 2

     The opinion set forth above is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated or proposed thereunder, current positions of the Internal Revenue Service (the "IRS") contained in published revenue rulings, revenue procedures and announcements, existing judicial decisions and other applicable authorities. No tax ruling has been sought from the IRS with respect to any of the matters discussed herein. Unlike a ruling from the IRS, an opinion of counsel is not binding on the IRS. Hence, no assurance can be given that the opinion stated in this letter will not be successfully challenged by the IRS or by a court. We express no opinion concerning any tax consequences of the Exchange Offer except as expressly set forth above.

     We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. We also consent to the reference to our firm under the heading "United States Federal Income Tax Consequences." In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                        Sincerely,

                                        /s/ KIRKLAND & ELLIS

                                        Kirkland & Ellis